Exhibit 23.1

The Board of Directors

Potlatch Corporation:

We consent to the incorporation by reference of our reports dated February 18, 2010, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2009 and 2008, the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

April 6, 2010